Exhibit 3.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ALLISON TRANSMISSION HOLDINGS, INC.

Allison Transmission Holdings, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:

1. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 22, 2007 under the name Clutch Holdings, Inc. The original Certificate of Incorporation was subsequently amended and restated on August 7, 2007.

2. In an action taken by written consent by the Board of Directors of the Corporation, a resolution was duly adopted pursuant to Sections 141(f), 242 and 245 of the General Corporation Law of the State of Delaware, setting forth this Second Amended and Restated Certificate of Incorporation, which restates and integrates and also further amends the Amended and Restated Certificate of Incorporation, and declaring this Second Amended and Restated Certificate of Incorporation to be advisable. The stockholders of the Corporation duly approved and adopted this Second Amended and Restated Certificate of Incorporation by written consent in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

3. The Corporation’s Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the corporation (hereinafter sometimes referred to as the “Corporation”) is:

Allison Transmission Holdings, Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, New Castle County, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The Corporation is authorized to issue three classes of stock designated, respectively, as common stock (“Common Stock”), non-voting common stock (“Non-Voting Common Stock”) and preferred stock (“Preferred Stock”). The total number of shares of capital stock that the Corporation is authorized to issue is two billion (2,000,000,000). The total number of shares of Common Stock that the Corporation is authorized to issue is one billion eight hundred and eighty million (1,880,000,000), with a par value of $0.01 per share, the total number of shares of Non-Voting Common Stock that the Corporation is authorized to issue is twenty million (20,000,000), with a par value of $0.01 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is one hundred million (100,000,000), with a par value of $0.01 per share.

FIFTH: The rights, preferences, privileges and restrictions granted or imposed upon the Common Stock and the Non-Voting Common Stock are as follows:

1. Dividends. Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, the holders of Common Stock and Non-Voting Common Stock shall be entitled to the payment of dividends when and as declared by the board of directors of the Corporation (the “Board”) in accordance with applicable law and to receive other distributions from the Corporation. Any dividends declared by the Board to the holders of the then outstanding Common Stock and Non-Voting Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock and Non-Voting Common Stock held by each such holder as of the record date of such dividend, as if the two classes of stock constituted a single class.

2. Liquidation, Dissolution or Winding Up. Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock and Non-Voting Common Stock pro rata in accordance with the number of shares of Common Stock and Non-Voting Common Stock held by each such holder, as if the two classes of stock constituted a single class.

3. Voting. Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held by such holder. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law on all matters put to a vote of the stockholders of the Corporation. Except as otherwise required by law, each share of Non-Voting Common Stock shall not entitle the holder thereof to any voting rights, including, but not limited to, any right to approve any increase or decrease (but not below the number of shares then outstanding) in the number of authorized shares of Non-Voting Common Stock irrespective of the provisions of Section 242(b)(2) of the DGCL, or to have any right to be represented at, or to receive notice of, any meeting of stockholders of the Corporation. The number of authorized shares of Common Stock, Non-Voting Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either the Common Stock, Non-Voting Common Stock or the Preferred Stock voting separately as a class shall be required therefor.

4. Conversion of Non-Voting Common Stock to Common Stock. Each outstanding share of Non-Voting Common Stock shall, without the payment of any additional consideration or other action on the part of the Corporation or the holder thereof, convert into one fully paid and nonassessable share of Common Stock upon the sale of such share pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or the resale of such share under Rule 144 promulgated under the Securities Act. Upon the filing and effectiveness of this Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each outstanding share of Non-Voting Common Stock (other than 1,000 shares held by Onex Advisor III LLC or one of its affiliates (the “Designated Onex Entity”)) shall, without any further action on the part of the Corporation or the holders of such shares of Non-Voting Common Stock and whether or not certificates representing such holders’ shares are surrendered for cancellation or exchange, be automatically converted into one fully paid and nonassessable share of Common Stock. Certificates dated as of a date prior to the Effective Time representing outstanding shares of Non-Voting Common Stock that are not held by the Designated Onex Entity shall, immediately after the Effective Time, represent a number of shares of Common Stock equal to the same number of shares of Non-Voting Common Stock as is reflected on the face of such certificates. The Corporation may, but shall not be obliged to, issue new certificates evidencing the shares of Common Stock outstanding as a result of such automatic conversion unless and until the certificates evidencing the shares held by a holder prior to such automatic conversion are either delivered to the Corporation or its transfer agent or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

5. Stock Split. At the Effective Time, immediately following the conversion of certain Non-Voting Common Stock to Common Stock, each then-outstanding share of Common Stock (“Old Common Stock”) shall be automatically converted into 1.185 validly issued, fully paid and non-assessable shares of Common Stock without any further action by the Corporation or the holder of such shares of Old Common Stock (the “Common Stock Split”). Each stock certificate representing shares of Old Common Stock shall thereafter represent a number of shares of Common Stock equal to the same number of shares of Old Common Stock previously represented by such stock certificate, multiplied by 1.185 and rounded down to the nearest whole number; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of whole shares of Common Stock to which such person is entitled as a result of the Common Stock Split based on the aggregate number of shares of Old Common Stock held by such person. No fractional interest in a share of Common Stock shall be deliverable upon the Common Stock Split. Stockholders who otherwise would have been entitled to receive any fractional interest in a share of Common Stock, in lieu of receipt of such fractional interest, shall be entitled to receive from the Corporation an amount in cash equal to the fair value of such fractional interest as of the Effective Time. At the Effective Time, immediately following the conversion of certain Non-Voting Common Stock to Common Stock, each then-outstanding share of Non-Voting Common Stock held by the Designated Onex Entity (“Old Non-Voting Stock”) shall be automatically converted into 1.185 validly issued, fully paid and non-assessable shares of Non-Voting Common Stock without any further action by the Corporation or the Designated Onex Entity (the “Non-Voting Stock Split”). Each stock certificate representing shares of Old Non-Voting Stock shall thereafter represent a number of shares of Non-Voting Common Stock equal to the same number of shares of Old Non-Voting Stock previously represented by such stock certificate, multiplied by 1.185 and rounded down to the nearest whole number; provided, however, that the Designated Onex Entity shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Non-Voting Common Stock to which the Designated Onex Entity is entitled as a result of the Non-Voting Stock Split based on the aggregate number of shares of Old Non-Voting Stock held by the Designated Onex Entity. No fractional interest in a share of Non-Voting Common Stock shall be deliverable upon the Non-Voting Stock Split. The Designated Onex Entity shall be entitled to receive from the Corporation an amount in cash equal to the fair value of such fractional interest as of the Effective Time. All share numbers, dollar amounts and other provisions set forth herein give effect to both the Common Stock Split and the Non-Voting Stock Split.

SIXTH: The Board is hereby expressly authorized, subject to limitation prescribed by law, to provide by resolution or resolutions for the issuance of the shares of Preferred Stock as a class or in one or more series and, by filing a certificate of designation, pursuant to the DGCL, setting forth a copy of such resolution or resolutions to establish from time to time the number of shares to be included in the class or in each such series, and to fix the designations, powers, preferences, and rights of the shares of the class or of each such series and the qualifications, limitations, and restrictions thereof. The authority of the Board with respect to the class or each such series shall include, but not be limited to, determination of the following:

1. the number of shares constituting the class or any series and the distinctive designation of that class or series;

2. the dividend rate or rates on the shares of the class or any series, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that class or series;

3. whether the class or any series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4. whether the class or any series shall have conversion privileges and, if so, the terms and conditions of conversion, including provision for adjustment of the conversion rate upon such events as the Board shall determine;

5. whether or not the shares of the class or any series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6. whether the class or any series shall have a sinking fund for the redemption or purchase of shares of that class or series, and, if so, the terms and amount of such sinking fund;

7. the rights of the shares of the class or any series in the event of voluntary or involuntary dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that class or series; and

8. any other powers, preferences, rights, qualifications, limitations, and restrictions of the class or any series.

SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

1. Classified Board. The directors of the Corporation, other than any directors elected by the holders of shares of any class or series of Preferred Stock provided for or fixed pursuant to the provisions of Article Sixth hereof (the “Preferred Stock Directors”), shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated as Class I, Class II and Class III. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the Effective Time, the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the Effective Time and the initial Class III directors shall serve for a term expiring at the third annual meeting of stockholders following the Effective Time, with directors of each class to hold office until their successors are duly elected and qualified; provided that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal. At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the Effective Time, subject to any rights of the holders of shares of any class or series of Preferred Stock, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election; provided that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal. In the case of any increase or decrease, from time to time, in the authorized number of directors of the Corporation (other than Preferred Stock Directors), the number of directors in each class shall be apportioned as nearly equal as possible. No decrease in the number of directors shall shorten the term of any incumbent director. The Board is authorized to assign members of the Board already in office to Class I, Class II and Class III.

2. Board Size. Subject to any rights of the holders of shares of any class or series of Preferred Stock to elect directors and the then-applicable terms of the Amended and Restated Stockholders Agreement among the Corporation and certain of its stockholders, dated as of March 12, 2012 (as amended from time to time, the “Stockholders Agreement”) and the SCA (as defined in the Stockholders Agreement), the precise number of directors of the Corporation shall be fixed, and may be altered from time to time, exclusively by resolution of the Board.

3. Removal of Directors. Subject to any rights of the holders of shares of any class or series of Preferred Stock to elect directors and the then-applicable terms of the Stockholders Agreement and the SCA, (i) until the Trigger Date (as defined in Article Fifteenth), a director may be removed at any time, either for or without cause, upon the affirmative vote of the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote generally for the election of directors, voting together as a single class, and (ii) from and after the

Trigger Date, a director may be removed only for cause, upon the affirmative vote of the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote generally for the election of directors, voting together as a single class.

4. Board Vacancies. Subject to any rights of the holders of shares of any class or series of Preferred Stock to elect directors and the then-applicable terms of the Stockholders Agreement and the SCA, and except as otherwise provided by law, any newly-created directorship on the Board that results from an increase in the number of directors, or vacancy that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified.

5. Stockholder Action by Written Consent. Until the Trigger Date, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, are: (i) signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted (but not less than the minimum number of votes otherwise prescribed by law) and (ii) delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of the stockholders are recorded within 60 days of the earliest dated consent so delivered to the Corporation. From and after the Trigger Date, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders. The bylaws of the Corporation may establish procedures regulating the submission by stockholders of nominations and proposals for consideration at meetings of stockholders of the Corporation.

6. Special Meetings. A special meeting of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board pursuant to a resolution of the Board adopted by a majority of the total number of directors then in office; provided that, until the Trigger Date, a special meeting of the stockholders shall also be called by the Secretary of the Corporation at the request of the holders of record of a majority of the outstanding shares of Common Stock. From and after the Trigger Date, the stockholders of the Corporation do not have the power to call a special meeting of the stockholders.

EIGHTH: In furtherance and not in limitation of the power conferred by the laws of the State of Delaware, the Board is expressly authorized to make, alter or repeal the bylaws of the Corporation subject to any limitations contained therein.

NINTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection existing under this Second Amended and Restated Certificate of Incorporation immediately prior to such amendment, modification or repeal, including any right or protection of a current or former director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. If the DGCL is amended after the Effective Time to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

TENTH: Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ELEVENTH: The Corporation shall, through its bylaws or otherwise, indemnify and advance expenses to the fullest extent permitted under the DGCL, as it now exists or as amended from time to time, any person who is or was a director or officer of the Corporation or its subsidiaries. The Corporation may, by action of the Board, provide rights to indemnification and to advancement of expenses to such other employees or agents of the Corporation or its subsidiaries to such extent and to such effect as the Board shall determine to be appropriate and authorized by the DGCL.

TWELFTH: To the fullest extent permitted by Section 122(17) of the DGCL (or any successor provision) and except as may be otherwise expressly agreed in writing by the

Corporation and the Investor Stockholders (as defined below), the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities, that are from time to time presented to the Investor Stockholders or any of their respective agents or representatives, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and no such person shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director of the Corporation, such business opportunity is expressly offered to such director in writing solely in his or her capacity as a director of the Corporation. Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Twelfth. Neither the alteration, amendment or repeal of this Article Twelfth, nor the adoption of any provision of this Second Amended and Restated Certificate of Incorporation inconsistent with this Article Twelfth, nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate or reduce the effect of this Article Twelfth in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article Twelfth, would accrue or arise, prior to such alteration, amendment, repeal, adoption or modification. If any provision or provisions of this Article Twelfth shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Twelfth (including, without limitation, each portion of any paragraph of this Article Twelfth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article Twelfth (including, without limitation, each such portion of any paragraph of this Article Twelfth containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law. This Article Twelfth shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Second Amended and Restated Certificate of Incorporation, the Corporation’s bylaws or applicable law. For purposes of this Second Amended and Restated Certificate of Incorporation, (i) the “Carlyle Stockholders” shall mean Carlyle Partners IV AT Holdings, L.P. and its affiliates and their respective affiliates, subsidiaries, members, partners, directors, officers and employees (in each case other than the Corporation and its subsidiaries), (ii) the “Onex Stockholders” shall mean Onex Partners II LP, Onex Advisor III LLC, Allison Executive Investco LLC, Onex Partners II GP LP, Onex American Holdings II LLC, Onex US Principals LP, Onex Allison Co-Invest LP and their affiliates and their respective affiliates, subsidiaries, members, partners, directors, officers and employees (in each case other than the Corporation and its subsidiaries), and (iii) the “Investor Stockholders” shall mean the Onex Stockholders and the Carlyle Stockholders.

THIRTEENTH: The Corporation elects not to be governed by, and shall not be subject to the provisions of, Section 203 of the DGCL, “Business Combinations With Interested Stockholders,” as permitted under and pursuant to subsection (b)(3) thereof.

FOURTEENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Second Amended and Restated Certificate of Incorporation or the Corporation’s bylaws, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Fourteenth.

FIFTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL. All rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation or the Corporation’s bylaws, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Second Amended and Restated Certificate of Incorporation, the Corporation’s bylaws or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law, this Second Amended and Restated Certificate of Incorporation, the Corporation’s bylaws or otherwise, on or following the Trigger Date, the affirmative vote of the holders of at least two-thirds of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend or repeal any provision of, or to adopt a bylaw inconsistent with, Articles Third, Seventh, Ninth, Eleventh, Twelfth, Thirteenth and Fifteenth of this Second Amended and Restated Certificate of Incorporation. For purposes of this Second Amended and Restated Certificate of Incorporation, the “Trigger Date” shall mean the first date on which the Investor Stockholders, collectively, cease to beneficially own (directly or indirectly) shares representing a majority of the then issued and outstanding shares of Common Stock.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be duly executed as of the 12th day of March, 2012.

By:	/s/ Lawrence E. Dewey
	Name:	Lawrence E. Dewey
	Title:	President and Chief Executive Officer

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